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Exhibit 10.16

Confidential

RECIPROCAL

TELECOMMUNICATIONS SERVICES AGREEMENT

BETWEEN

BHARTI TELESONIC LTD.

AND

VISTULA LIMITED

RECIPROCAL TELECOMMUNICATIONS SERVICES AGREEMENT

        THIS RECIPROCAL TELECOMMUNICATIONS SERVICES AGREEMENT ("Agreement") is entered into on this 2nd day of December 2002 (the "Effective Date"), by and between:

        BHARTI TELESONIC LIMITED, an Indian corporation having a business address at 234, Okhla Industrial Estate Phase-III, New Delhi-110020, India (hereinafter "Bharti which expression shall mean and include its successors and permitted assigns"); and

        VISTULA LIMITED, a UK corporation having a business address at 4TH floor, 40 Portman Square, London W1H 6LT, UK (hereinafter "Vistula which expression shall mean and include its successors and permitted assigns"). Vistula and Bharti are collectively referred to herein as the "Parties" and individually as "Party".

  WHEREAS, Vistula is a provider of international telecommunications services; and

  WHEREAS, Bharti desires to procure certain telecommunications services provided by Vistula, and Vistula desires to procure certain telecommunications services provided by Bharti; and

  WHEREAS, Bharti has been licensed by the Government of India to provide International long distance telecommunication services, both voice and data.

  WHEREAS, Vistula, which is already providing carrier-to-carrier traffic, is now interested in creating a non-exclusive carrier-to-carrier relationship with Bharti; and

  WHEREAS, the Parties have agreed to enter into this Agreement to set out the proposed arrangement between the parties in respect of exchange of international telecommunication services and the provision of bilateral services between UK and India as also the settlement rates for telecommunication traffic in respect of services listed in relevant Annex(es) attached.

  NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

  DEFINITIONS:

  "Effective Date" shall mean the date of execution of this agreement by both Parties and in the event of different dates of execution by the Parties, the later of the said date.

  "Service" or "Services" shall mean those telecommunication service(s) described in the attached relevant Annex(es) incorporated herein by reference.

  "Service Date" shall mean the date of completion of provisioning and testing of the Service(s), and each Party shall notify the other Party of the respective Service Date of the Service(s) it is providing hereunder.

1.
DESCRIPTION OF SERVICES.    The Parties, either directly or through their affiliates or underlying carriers, shall provide, procure and utilize the Service(s) per the terms and conditions of this Agreement. However, it is agreed that the Parties are primarily responsible for the provision of the Service(s) under the agreement. The Parties may, by mutual agreement, add and incorporate additional service(s) by executing additional Annex(es) and incorporating them herein.

2.
TERM.

2.1
This Agreement shall commence on the Effective Date and shall continue to be in force unless and until terminated in accordance with the terms hereof. Notwithstanding the foregoing, either Party may terminate this Agreement or any Service(s) provided hereunder at any time during the term by providing a thirty (30) day prior written notice of termination to the other Party and in such event the term of this Agreement shall extend through the completion of the term of any then current Service. In the event of any termination of this Agreement, each Party shall pay the other Party for all Service(s) rendered through and including the effective date of termination.

  2.2
  Notwithstanding the foregoing, this Agreement shall automatically be terminated in the event that either Party's license or regulatory approval to provide the Services in its respective jurisdiction is terminated.

3.
OPERATIONAL MATTERS.    Where applicable, each Party shall be responsible to connect to the other Party's network at one of the other Party's network interconnection locations, and the Parties shall be responsible to procure, at their own expense, the necessary facilities or equipment required to interconnect to such locations. The Parties will endeavor to provide the Services on the Service Date and they shall be solely responsible to coordinate the provisioning of their respective matching facilities and/or equipment (where applicable) by the respective Service Date. The Parties shall coordinate the management of their respective system facilities, with each Party being responsible for providing and operating, at its own expense, its respective network facilities. The Parties also shall interface on a 24 hours/7 days a week basis to assist each other with the isolation and repair of any facility faults in their respective networks.

4.
PRICING AND BILLING.    Each Party agrees to conform to the applicable laws and regulations of its respective country in the performance of its obligations under this Agreement, including in respect of rates, charges and revenue settlement. For the Services provided pursuant to this Agreement, the Parties shall pay each other per the pricing and provisions set forth in the attached relevant Annex(es) hereto and have a credit limit as set forth therein (the "Credit Limit") in each respective Annex. As soon as practicable after the end of each billing period (as per relevant annex) but not later than 7 days from the end of each billing period, the Parties shall provide a periodical invoice for the Services. The sums due each billing period from one Party to the other will be reduced to a net balance by each Party. The net-off of the relevant invoices shall occur only in case both parties send their invoices within seven (7) days from the end of each billing period. In case, a party sends its invoice later than 7 days, no net-off shall occur and each party shall pay the other party's invoice in full. Once the net payer is determined, it will make payment to the creditor Party in U.S. Dollars in immediately available funds within the time stated in the relevant Annex/es hereto. The payments shall be made by transferring the money to the bank account as specified by each Party. In no event shall a Party be liable for the fraudulent or illegal use of the Services by any customers or end-users of the other Party, or for any amounts that the other Party is unable to collect from its customers, end users or others. The parties agree to mutually work together to recover payment for fraudulent calls and to take the necessary steps to eliminate such calls. If a Party in good faith disputes any invoiced amount, it shall submit to the invoicing Party within Fifteen (15) days following receipt of such disputed invoice written documentation identifying the disputed invoiced amounts (such writing is hereinafter called a "Bill Dispute Notice"). Following service of a "Bill Dispute Notice", the parties shall use reasonable endeavours to resolve the dispute within 60 days of the dispatch to the receiving party of the Bill Dispute Notice. In the absence of resolution of within such 60 days either party may exercise its rights under clause 17 below. Provided however that the Party disputing the invoice shall still be responsible to pay the undisputed amount due under such invoice within the time stated in the relevant Annex. Any disputes in good faith on bills and amounts therein which are less than three percent (3%) of the total amount of the relevant invoice, shall not be withheld. The Parties shall investigate the disputed invoiced amounts and upon mutual agreement, the invoicing Party may issue a credit against future invoices if the dispute is decided against the Invoicing party. Any undisputed amounts due hereunder that are not paid when due shall accrue interest at the rate of one and one-half percent (1.5%) per month, compounded daily, beginning with the day following the date on which payment was due, and continuing until paid in full. The Parties shall have the right to set off any amounts due hereunder which are not paid when due against any amounts owed to it by the other Party.

5.
SECURITY DEPOSIT.    On or before the Effective Date (but in any case prior to the Service Date) the Parties shall provide the security deposit ("Deposit") as set forth in the attached relevant Annex/es hereto. Each Party may draw upon the Deposit at any time to recover any amounts due and unpaid in which case the Party providing the Deposit shall immediately replenish it to its prior value. The Parties shall not waive any of their rights or remedies by drawing upon the Deposit to recover overdue or unpaid amounts. In the event that a Party draws upon the Deposit, it may suspend the provision of Services until the Party providing the Deposit replenishes it to its original value. If at any time, a Party's usage exceeds the Credit Limit, its payment history is or becomes unacceptable to the other Party, or a Party's Service is upgraded, the other Party may require such Party to provide, modify, or increase the amount of the Deposit. The Party providing the Deposit shall have five (5) business days from the receipt of the requesting Party's written request to comply with this request, and if it fails to do so, the requesting Party may immediately suspend the delivery of Services and/or terminate this Agreement without further notice or demand.

6.
NET OF TAXES.    All pricing for Services and other charges due hereunder are exclusive of all applicable taxes, including value added tax, sales taxes, duties, fees, levies or surcharges (including where applicable any Universal Service Fund or similar surcharges) imposed by, or pursuant to the laws, statutes or regulations of any governmental agency or authority, all of which shall be the sole responsibility of the Party purchasing the affected Service(s) and paid promptly when due by such Party, and furthermore, such Party agrees to indemnify and hold the other Party harmless from any liability therefore imposed on such latter Party. All amounts payable by the Parties under this Agreement shall be made without any such deduction, and, except to the extent required by any law or regulation, free and clear of any deduction or withholding on account of any tax, duty or other charges of whatever nature imposed by any taxing or governmental authority. If a Party is required by any law or regulation to make any such deduction or withholding such Party shall, together with the relevant payment, pay such additional amount as will ensure that the other Party actually receives and is entitled to retain, free and clear of any such deduction or withholding, the full amount which it would have received if no such deduction or withholding had been required. The Party making the payment shall make the required deduction or withholding, shall pay the amount so deducted or withheld to the relevant government authority and shall promptly provide the other Party with evidence of such payment.

7.
SUSPENSION    In addition to any other rights at law or in equity, a Party may immediately and forthwith upon notice, suspend the delivery of Services in the event that the other Party (i) fails to provide a Deposit as required in this agreement (ii) exceeds the Credit Limit; (iii) fails to make payment when due;

7A.
This Agreement may also be terminated under the following conditions:

a.
by either Party immediately after a written notice of termination has been given if the other Party becomes insolvent or enters into liquidation or dissolution proceedings., if it enters into composition negotiations with its creditors, if a bankruptcy or winding up petition has been filed against it, or if the other party voluntarily files a petition or proceeding for bankruptcy or insolvency under the laws of its jurisdiction or any other law for relief of debtors or similar law analogous in purpose or effect, or if it makes an assignment for the benefit of its creditors; or if the other Party ceases to actively conduct business; or

    b.
    by either Party immediately after a written notice of termination has been given if the other Party has failed to perform its obligations arising from this Agreement and (in the event that the default can be remedied) if the other Party has not remedied the default within thirty (30) days after it has received a request to do so. Upon notice of termination, the Parties shall promptly settle all accounts and make all payments due pursuant to this Agreement.

8.
LIMITATION OF LIABILITY.    The Parties acknowledge that they have no control over how a foreign administration or third party carrier establishes its own rules and conditions pertaining to international telecommunications services. The Parties agree that they shall not be liable to each other or to the subscribers/customers of the respective other party for any loss or damage sustained by the other Party, its customers or end users due to any failure in or breakdown of the communication facilities associated with providing the Services, for any delay, interruption or degradation of the Services whatsoever shall be the cause or duration thereof (except if caused willfully or due to gross negligence of either party) or for any other cause or claim whatsoever arising under this Agreement except where some other arrangement is made in this agreement. In no event shall either Party be liable to the other Party for consequential, special or indirect losses or damages sustained by them or any third parties in using the Services howsoever arising and whether under contract, tort or otherwise (including, without limitation, third party claims, loss of profits, loss of customers or damage to reputation or goodwill). The parties shall assume no liability whatsoever vis-à-vis the users of the services, especially not with regard to any claims for compensation.

  The Parties shall mutually agree on the quality of service to be implemented in respect of the Services under this agreement which norms upon agreement shall stand incorporated into this Agreement and ensure that the Quality of Service will always comply with the Licence conditions of the Carrier as modified from time to time.

9.
ASSIGNMENT.    This Agreement is personal to the Parties hereto and may not be assigned or transferred by either Party without the prior written consent of the other Party which consent shall not be unreasonably withheld; except that either Party may assign this Agreement without consent to any of its affiliated entities or to any successor in interest whether by merger, reorganization or transfer of all or substantially all of its assets or otherwise. Except as provided herein, any assignment in contravention of the above shall be void and ineffective.

10.
FORCE MAJEURE.    No failure or omission by either Party to carry out or observe any of the terms and conditions of this Agreement (other than any payment obligation) shall give rise to any claim against such Party or be deemed a breach of this Agreement if such failure or omission arises from an act of God, an act or omission of Government, insurrection or civil disorder, war or military operations, national or local emergency, acts or omissions of Government, highway authority or other competent authority, industrial disputes of any kind (whether or not involving the Party's employees), fire, lightning, explosion, flood, subsidence, inclement weather, acts or omissions of persons or bodies for whom the Party is not responsible or any other cause whether similar or dissimilar outside such Party's control. Non-provision of the services under this agreement for beyond 45 days due to a force majeure event should entitle the non-affecting party to terminate this agreement.

11.
PUBLICITY, CONFIDENTIALITY.    For a period of two (2) years from the date of disclosure thereof, each Party shall maintain the confidentiality of all information or data of any nature ("Information") provided to it by the other Party hereto provided such Information contains a conspicuous marking identifying it as "Confidential" or "Proprietary" or is inherently of a confidential nature (i.e., customer or cost data). In the case of oral information, such Information is characterized as "Confidential" or "Proprietary" in a letter sent by the disclosing Party to the other Party within fifteen (15) days of disclosure thereof. For purposes of this Article, this Agreement and all of its Annexes shall be considered "Confidential". Each Party shall use the same efforts (but in no case less than reasonable efforts) to protect the Information it receives hereunder as it accords to its own confidential and proprietary information. The above requirements shall not apply to Information which is already in the possession of the receiving Party through no breach of an obligation of confidentiality to the disclosing Party or any third party, is already publicly available through no breach of this Agreement or has been previously independently developed by the receiving Party. This Agreement shall not prevent any disclosure of Information pursuant to applicable law or regulation, provided that prior to making such disclosure, the receiving Party shall use reasonable efforts to notify the disclosing Party of this required disclosure.

12.
DISCLOSURE.    Without obtaining the prior written consent of the other Party hereto, a Party shall not (i) refer to itself as an authorized representative of the other Party in promotional, advertising or other materials or otherwise; or (ii) release any public announcements referring to the other Party or this Agreement.

13.
NOTICES.    All notices, requests or other communications hereunder shall be in writing, addressed to the Parties at the address indicated in the caption of this Agreement or as otherwise stated in the relevant Annex hereto in respect of any particular service. Notices mailed by registered or certified mail shall be deemed to have been received by the addressee on the fifth business day following the mailing or sending thereof. Notices sent by facsimile shall be deemed to have been received when the delivery confirmation is received. Any notices of change of address shall be deemed to have been received only when actually received.

14.
COMPLIANCE WITH LAWS.    This Agreement and its continuance hereof is contingent upon the obtaining and the continuance of such approvals, consents, governmental and regulatory authorizations, licenses and permits as may be required or deemed necessary by the Parties, and the Parties shall use commercially reasonable efforts to obtain and continue same in full force and effect. The Parties shall not use the Services in any manner or for any purpose, which constitutes a violation of applicable laws in any jurisdiction in which the Services are being provided and shall indemnify each other against any such unlawful use of the Services. The Parties acknowledge that in its respective jurisdiction, the Services provided pursuant to this Agreement are subject to the relevant Act as amended, and that the terms set forth in any relevant Party tariff on file or filed (and approved) with the respective state public utilities or services commission or comparable body (herein collectively referred to as the "Tariffs") are incorporated herein by reference and shall supplement the terms of this Agreement where applicable.

15.
SEVERABILITY AND WAIVER.    If any part or any provision of this Agreement is or becomes illegal, invalid or unenforceable, that part or provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the validity or enforceability of the remaining parts of said provision or the remaining provisions of this Agreement. No waiver by either Party to any provisions of this Agreement shall be binding unless made in writing. The failure by either Party to enforce at any time for any period any one or more of the terms or conditions of this Agreement shall not be a waiver of them or of the right at any time subsequently to enforce all terms and conditions to this Agreement.

16.
RELATIONSHIP OF THE PARTIES.    The relationship between the Parties shall not be that of partners, and nothing herein contained shall be deemed to constitute a partnership between them, a joint venture, or a merger of their assets or their fiscal or other liabilities or undertakings. Neither Party shall have the right to bind the other Party, except as expressly provided for herein.

17.
GOVERNING LAW AND DISPUTES.    This Agreement shall be governed by the laws of the United Kingdom and Wales, without reference to the principles of conflict of laws. The Parties irrevocably consent and submit to the jurisdiction in the courts of UK for all matters arising under this Agreement.

  Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration by a sole arbitrator in London in accordance with the Arbitration and Conciliation Rules of the International Chamber of Commerce ("ICC Rules") for the time being in force which rules are deemed to be incorporated by reference into this Clause.

18.
ENTIRE AGREEMENT.    This Agreement, including the relevant Annexes hereto represents the entire agreement between the Parties and supersedes and cancels all previous negotiations, agreements or commitments (whether written or oral) with respect to the subject matter hereof.

19.
Indemnities/Liabilities

        Notwithstanding the provisions hereabove of this Agreement:

  19.1
  Vistula shall indemnify Bharti and keep it indemnified at all times in respect of all costs, expenses, losses and damages whatsoever suffered by Bharti as a result of any claims being made against Bharti by third parties which are attributable to a failure by Vistula to properly and fully perform its obligations hereunder.

  19.2
  Similarly, Bharti shall indemnify Vistula and keep it indemnified at all times in respect of all costs, expenses, losses and damages whatsoever suffered by Vistula as a result of any claims being made against Vistula by third parties which are attributable to a failure by Bharti to properly and fully perform its obligations hereunder.

  19.3
  The indemified party in terms of this agreement shall tale take all possible and reasonable steps to mitigate any losses and damages for which it is indemnified under clauses 19.1 & 19.2 of this Agreement".

20.
Each of the Parties hereby irrevocably agrees not to claim and irrevocably waives any claim or right (whether claimed or not claimed), which it has or may hereinafter acquire under any law, regulation, treaty or international agreement to immunity for itself, or any of its revenues, assets or properties or those of any of its agencies, societies or other instrumentalities from the jurisdiction of any court with respect to the enforcement of or liability for any arbitral award rendered pursuant to this.

21.
Except as otherwise agreed herein, this Agreement may only be modified by a writing signed by authorized representatives of both Parties.

22.
It is hereby understood and agreed that nothing in this Agreement shall prevent or prohibit any of the Parties hereto from entering into any similar or identical arrangements or agreements with any other party.

23.
The headings in this Agreement are for convenience of reference and shall not affect its construction or interpretation.

24.
In the event of any conflict, inconsistency or ambiguity between the terms of this Agreement, any Annex and/or the Tariffs, the interpretation shall be resolved by giving precedence to such documents in the following descending order: (a) the Annex; (b) the Agreement; (c) the Tariffs.

25.
This Agreement may be executed in as many counterparts as may be required, each of which when delivered is an original but all of which taken together constitute one and the same instrument. This Agreement may be executed by facsimile and the facsimile execution pages (upon execution by both Parties) will be binding upon the executing Party to the same extent as the original executed pages. The executing Party shall provide originals of the facsimile execution pages for insertion into the Agreement in place of the facsimile pages.

          IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate, or caused this Agreement to be executed in duplicate by a duly authorized officer, as of the Effective Date

Vistula Limited		BHARTI TELESONIC LTD.
By:	/s/ ADAM BISHOP	By:	/s/ N. ARJUN
Name:	Adam Bishop	Name:	N. Arjun
Title:	Director	Title:	Chief Executive Officer Bharti Telesonic Ltd. 234, Okhla Industrial Estate Phase-III, New Delhi-110020 (India)

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  Exhibit 10.16
RECIPROCAL TELECOMMUNICATIONS SERVICES AGREEMENT BETWEEN BHARTI TELESONIC LTD. AND VISTULA LIMITED
RECIPROCAL TELECOMMUNICATIONS SERVICES AGREEMENT